CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the First Investors Income Funds and to the use of our reports dated November 28, 2017 and May 30, 2018 on the financial statements and financial highlights of the First Investors Government Fund, a series of the First Investors Income Funds and First Investors Limited Duration Bond Fund, a series of the First Investors Income Funds. Such financial statements and financial highlights appear in the 2017 Annual Report to Shareholders and 2018 Semi-Annual Report to Shareholders which are incorporated by reference into the Information Statement and Prospectus on Form N-14

TAIT, WELLER & BAKER LLP
Philadelphia, Pennsylvania
July 6, 2018